Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces Year End Earnings.
Naperville, IL, March 20, 2008.  Chicago Rivet & Machine Co. (Amex, symbol: CVR) today announced audited results for the year 2007 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Years Ended December 31

	2007	2006
Net sales and lease revenue	$37,776,264	$40,369,977
Income before income taxes	1,847,072	1,648,627
Net income	1,267,072	1,120,627
Net income per share	1.31	1.16
Average shares outstanding	966,132	966,132

Contact:
Kimberly A. Kirhofer
Chicago Rivet & Machine Co.
(630) 357-8500